Exhibit 5.1

2000 IDS Center 80 South 8th Street Minneapolis, MN 55402-2119 Tel: 612.371.3211 Fax: 612.271.3207 www.ballardspahr.com

May 1, 2020

Clearfield, Inc.

7050 Winnetka Avenue North, Suite 100

Brooklyn Park, MN 55428

Re:	Opinion of Counsel as to Legality of Shares of Common Stock to be Registered under the Securities Act of 1933, as amended

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, which Clearfield, Inc. (the “Company”) is filing with the Securities and Exchange Commission to register 200,000 shares of its Common Stock, $0.01 par value per share (the “Shares”) that may be issued under the Clearfield, Inc. 2010 Employee Stock Purchase Plan (the “Plan”).

In connection with this opinion, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and this opinion is furnished based upon such examination and review.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable under the current laws of the State of Minnesota.

The foregoing opinion is limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

BALLARD SPAHR LLP

/s/ Ballard Spahr LLP